Exhibit 99.1

Citigate
Sard Verbinnen

NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687 — 8080

VECTOR GROUP REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

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     MIAMI, FL, MAY 10, 2004 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the first quarter ended March 31, 2004.

     First quarter 2004 revenues were $128.4 million, compared to revenues of $133.1 million for the first quarter of 2003. The Company recorded operating income of $13.8 million for the 2004 first quarter, compared to an operating loss of $0.2 million for the first quarter of 2003. Net income for the 2004 first quarter was $4.6 million, or $0.11 per diluted common share, compared to a net loss of $4.8 million, or $0.13 per diluted common share, for the 2003 first quarter.

     For the three months ended March 31, 2004, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $122.2 million, compared to $124.9 million for the three months ended March 31, 2003. Operating income was $27.8 million for the first quarter of 2004, compared to $30.3 million for the first quarter of 2003. The 2004 results for the conventional cigarette business included a pre-tax restructuring charge of $0.4 million.

Conference Call To Discuss First Quarter 2004 Results

     As previously announced, the Company will host a conference call and webcast on Tuesday, May 11, 2004 at 11:00 A.M. (EDT) to discuss first quarter 2004 results. Investors can access the call by dialing 877-692-2590 or via live webcast at www.vcall.com

     A replay of the call will also be available shortly after the call ends on May 11, 2004 through May 18, 2004. To access the replay, dial 877-519-4471 and enter 4759540 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.

     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.

[Financial Table Follows]

# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended
	March 31,	March 31,
	2004	2003
Revenues:
Tobacco*	$126,573	$131,343
Real estate leasing	1,781	1,799

Total revenues	128,354	133,142
Expenses:
Cost of goods sold*	74,100	83,791
Operating, selling, administrative and general expenses	39,837	49,551
Restructuring charges	653	—

Operating income (loss)	13,764	(200)
Other income (expenses):
Interest and dividend income	695	1,445
Interest expense	(6,422)	(7,149)
Gain (loss) on investments, net	251	(62)
Equity income (loss) from non-consolidated real estate businesses	646	(717)
Other, net	(5)	(7)

Income (loss) from operations before provision (benefit) for income taxes and minority interests	8,929	(6,690)
Provision (benefit) for income taxes	4,688	(593)
Minority interests	386	1,248

Net income (loss)	$4,627	$(4,849)

Per basic common share:
Net income (loss) applicable to common shares	$0.12	$(0.13)

Basic weighted average common shares outstanding	39,062,999	38,432,593

Per diluted common share:
Net income (loss) applicable to common shares	$0.11	$(0.13)

Diluted weighted average common shares outstanding	41,259,968	38,432,593

Dividends declared per share	$0.40	$0.38

*	Revenues and Cost of goods sold include excise taxes of $46,170 and $49,818 for the three months ended March 31, 2004 and 2003, respectively.